UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 8, 2015

TearLab Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-51030	59-343-4771
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9980 Huennekens St., Ste 100

San Diego, CA 92121

(Address of principal executive offices, including zip code)

(858) 455-6006

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sale of Equity Securities.

On October 8, 2015, TearLab Corporation (the “Company”) issued warrants to purchase an aggregate of 350,000 shares of common stock of the Company to certain affiliated funds of CRG LP (formerly known as Capital Royalty) (the “Warrants”) pursuant to the terms of the Term Loan Agreement, dated as of March 4, 2015, as amended by the Omnibus Amendment Agreement, dated as of April 2, 2015, and Amendment 2, dated August 6, 2015, between the Company, as borrower, certain of its subsidiaries from time to time as guarantors, and CRG LP (formerly known as Capital Royalty) and certain of its affiliate funds as lenders (as amended, the “Term Loan Agreement”).

The Warrants are exercisable at an exercise price of $5.00 per share until the earlier of October 8, 2020 or an acquisition of the Company (as described in Section 8 of the Warrant). The number of shares for which the Warrants are exercisable and the associated exercise prices are subject to customary adjustments in the event of stock splits and other corporate events as set forth in the Warrants. The holders of the Warrants have the right to net exercise any outstanding Warrants for shares of common stock of the Company.

The Company relied on the exemption from registration contained in Section 4(2) of the Securities Act, and Regulation D, Rule 506 thereunder, for the issuance of the Warrants and the shares of common stock of the Company issuable pursuant to such Warrants.

The foregoing description of the Warrants does not purport to be complete and is qualified in its entirety by the terms and conditions of the Warrants, the form of which is attached as Exhibit 4.01 to this Current Report on Form 8-K.

Item 8.01 Other Events.

On October 6, 2015, the Company exercised its right under the Term Loan Agreement to draw down $10 million under the terms of the Term Loan Agreement (the “Borrowing”), leaving approximately $10 million available in the $35 million credit facility. This new Borrowing under the credit facility will have an interest rate of 13.00%.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.01	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEARLAB CORPORATION

By:	/s/ Wes Brazell
Wes Brazell
Chief Financial Officer

Date: October 9, 2015